                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is between STERLING FINANCIAL CORPORATION, a Washington corporation ("Sterling") and _______________ ("Employee").

         Employee has been employed as an officer of Sterling and/or an affiliate. Because of Employee's importance to Sterling and the value to be derived from Employee's continued employment, it is the desire of Sterling and Employee to set forth certain terms and conditions relating to Employee's employment as an inducement for Employee continuing his or her employment for so long as Sterling desires to employ Employee.

         Therefore, the parties agree as follows:

         1. EMPLOYMENT. Sterling agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment, on the terms in this Agreement.

         2. DUTIES. Employee shall perform such duties as the Chairman, the President or the Board of Directors of Sterling (the "Board") may from time to time direct. Employee shall initially have the title of Senior Vice President with duties principally in the area of Finance but this may be changed from time to time as the Chairman, the President or the Board may determine.

         3. COMPENSATION. During Employee's employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Chairman and the President of Sterling, payable semi-monthly or in such manner as is consistent with Sterling's policy relating to salaried employees. In addition, Employee is eligible to participate in Sterling's stock option or incentive plan(s) then in effect subject to the terms and conditions of such plan(s). Employee's compensation shall be reviewed by the Chairman and the President of Sterling annually and, in the sole discretion of the Chairman and the President of Sterling, such compensation may be adjusted either upward or downward.

         4. OTHER BENEFITS. Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) generally available to other officers of Sterling, as the same may from time to time be adopted or amended. Employee shall also be entitled to receive such other perquisites as the Chairman, the President or the Board may from time to time deem appropriate.

         5. PERFORMANCE OF DUTIES. Employee agrees that during his or her employment with Sterling: (a) Employee will faithfully perform the duties of such office or offices as he or she may occupy, which duties shall be such as may be assigned to him or her by the Chairman, the President or the Board; (b) Employee will devote to the performance of his or her duties all such time and attention as the Chairman, the President or the Board shall reasonably require, taking, however, from

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

time to time such reasonable vacations as are consistent with his or her duties and Sterling policy; and (c) Employee will do nothing inconsistent with his or her duties to Sterling.

         6.       TERMINATION.

                  (a) Either Sterling or Employee may terminate Employee's employment at any time in their sole discretion. Except as expressly provided in this Agreement, upon termination of employment Sterling shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

                  (b) Upon termination of employment, Employee's rights under all employee pension plans, employee benefit plans, and stock option or incentive plans shall be determined under the terms of the plans and grants themselves except as otherwise specifically provided in this Agreement.

                  (c) If (i) Employee's employment is terminated by Sterling for any reason upon or within three years after a Change in Control (as defined below) or (ii) Employee resigns for Good Cause (as defined below) upon or within three years after a Change in Control, then (but in no other circumstances) Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Sterling or its successor, an amount equal to three times Employee's Annual Compensation (as defined below). In addition, upon such an event: all stock options held by Employee shall become immediately vested and exercisable notwithstanding any provisions in the grant of such options regarding vesting, and the lapse of the restrictions on Employee's restricted stock, if any, shall automatically be accelerated; provided that the provision in this
         Section 6(c) shall be effective only if the Board has taken action approving the acceleration; and provided further that the Board may exclude any particular grant(s) of restricted stock from the acceleration provided for in this subsection (2), either at the time it approves the acceleration or in connection with making any particular grant of restricted stock.

                  (d) Employee's "Annual Compensation" shall include (i) the greater of: (1) the total of Employee's salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or (2) Employee's salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Sterling for the entire previous calendar year); (ii) the amount of the contributions made or anticipated to have been made on Employee's behalf to Sterling's benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986 (cafeteria plans). Annual Compensation shall not include the value of any stock options or restricted stock granted to Employee.

                  (e) If Employee becomes entitled to the payments and equity acceleration described in Section 6(c) (collectively, the "Severance Payments"), and if any of the

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         Severance Payments constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, or any successor statute then in effect, then Sterling shall pay an additional amount (the "Gross-Up Payment") to Employee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Employee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by Sterling and acceptable to Employee, who shall apply the following assumptions: (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee's residence as of the effective date of Employee's termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

                  (f) The Gross-Up Payment shall be made within five business days after the effective date of Employee's termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, Sterling shall pay Employee within that time an estimate, determined in good faith by Sterling, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee's termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Employee within five business days after written demand.

                  (g) If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, Sterling shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

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



         7. CONTINUATION OF MEDICAL INSURANCE. If Employee's employment by Sterling terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in Sterling's self-funded group medical plan, at Employee's expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

         8. DEATH OR DISABILITY. If Employee should die or become disabled at any time during his or her employment hereunder this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan).

         9.       CONFIDENTIALITY; NON-COMPETITION.

                  (a) Employee recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of Sterling or any of its Subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), including without limitation all trade secrets, proprietary information, customer lists, customer information, records, memoranda, letters, books, papers, reports, accountings, experience or other data, as such information may exist from time to time, other than information that Sterling has previously made publicly available or which is in the public domain, is "Confidential Information" and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of Employee's duties under this Agreement. Employee shall not, except to the extent reasonably necessary in the performance of his or her duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his or her reasonable best efforts to prevent the disclosure of any such information by others. Confidential Information is and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and Employee agrees, on termination of his or her employment or on demand of Sterling, to deliver the same to Sterling.

                  (b) For a period of one year following termination of employment, Employee shall not, without express prior written approval of Sterling's Board, directly or indirectly own or hold any proprietary interest in any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates (a "Competitor"). For a period of two years following termination of employment, Employee shall not without the prior written consent of
         Sterling: (a) solicit for the account of any Competitor, any customer or client of Sterling, its Subsidiaries or affiliates; (b) act on behalf of any Competitor to interfere with the relationship between Sterling, its Subsidiaries or affiliates and their employees; or (c) solicit employees of Sterling, its Subsidiaries or affiliates for new employment. For purposes of this Section, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be "engaged in competition" if such entity is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the States of Washington, Idaho, Montana or Oregon. This non-competition provision shall not be deemed to create rights for Employee which rights are independent of those otherwise set forth in this Agreement.

                  (c) Sterling's obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provisions of this Section. This Section shall: (a) continue throughout the duration of the Employee's employment with Sterling, except as amended or modified by written agreement of the parties; and
         (b) survive the termination of this Agreement and Employee's termination of employment with Sterling.

                  (d) Employee acknowledges and agrees that Sterling has no adequate remedy at law for a breach or threatened breach of any of the provisions of this Section and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and notwithstanding the provisions of
         Section 12 hereof, Sterling: (i) without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (ii) shall have no further obligation to make any payments to Employee.

         10. ADDITIONAL DEFINITIONS. For purposes of this Agreement:

                  (a)       "Change in Control" shall mean:

                           (i) The acquisition of ownership, directly or
                  indirectly, beneficially or of record, by any Person (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Sterling, a Subsidiary or any employee benefit plan of Sterling or its Subsidiaries, of shares representing more than 25% of the aggregate voting power of Sterling's voting securities;

                           (ii) A change of twenty-five percent (rounded to the
                  next whole person) in the membership of the Board of Directors of Sterling or any successor within a

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



twelve-month period, unless the election or nomination for election by shareholders of each new director within such period is approved by the vote of eighty-five percent (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the said twelve-month period;

                           (iii) The good-faith determination by the Board , in
                  its sole discretion, that any Person (other than a Subsidiary or any employee benefit plan of Sterling or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Sterling, whether through the ability to exercise voting power, by contract or otherwise;

                           (iv) The merger, consolidation, share exchange or
                  similar transaction between Sterling and another Person (other than a Subsidiary) other than a merger in which Sterling is the surviving corporation; or

                           (v) The sale or transfer (in one transaction or a
                  series of related transactions) of all or substantially all of Sterling's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

                  (b) "Good Cause" for Employee to resign shall mean:

                           (i) A material adverse change, without the prior
                  written consent of Employee, in the duties of the Employee following a Change in Control;

                           (ii) The removal of Employee from the position held
                  immediately prior to the Change in Control, except where such removal is for Cause (as defined below) or by reason of Employee's disability; or

                           (iii) A reduction in the overall level of Employee's
                  total compensation by more than 25% below the average Compensation paid by Sterling to Employee for the 24 months immediately preceding the Change in Control.

                  (c) The removal of Employee from his or her position will be considered to be for "Cause" if, but only if, the removal is because
         (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Employee has engaged in dishonesty, fraud, destruction or theft of property of Sterling or a Subsidiary, physical attack on another employee, willful nonfeasance, malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to Sterling or a Subsidiary.

                                       6

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         11. TITLE. Although it is the intention of the parties that during the term of this Agreement Employee shall be an executive employee of Sterling with the title and duties described here, it is specifically understood that, subject to the provisions of Section 10, the employment and the nature and situs of services to be rendered shall be subject to the authority of the Chairman, the President or the Board to change the same from time to time and at any time and to provide for the operation of Sterling as specified by applicable banking laws and regulations.

         12. RESOLUTION OF DISPUTES. Any dispute arising out of or relating to this Agreement or Employee's employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Sterling. In any dispute in arbitration or court arising out of or relating to this Agreement, the losing party shall pay the prevailing party's reasonable attorneys' fees, costs and expenses.

         13.      MISCELLANEOUS.

                  (a) This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements that Employee may have with Sterling, or any Subsidiary of Sterling. Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement, notwithstanding the terms of any other representation, policy, benefit plan or agreement.

                  (b) This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by Washington law. Jurisdiction and venue of any court action in connection with this Agreement shall be had exclusively in the Superior Court for Spokane County, Washington or the U.S. District Court in Spokane.

                  (c) Employee acknowledges that this Agreement has been drafted by counsel for Sterling, and that Employee has not relied upon such counsel with respect to this Agreement.

                  (d) If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

                  (e) Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

         DATED effective as of the 1st day of July, 1999.

                                            STERLING FINANCIAL CORPORATION

                                            By:
                                               ---------------------------------
                                               NED M. BARNES
                                               Secretary

                                            EMPLOYEE:
                                                     ---------------------------
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                                    EXHIBIT A

                          BINDING ARBITRATION AGREEMENT

         This Binding Arbitration Agreement is in consideration of, and incorporated into, that certain Employment Agreement between the parties effective as of July 1, 1999. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Sterling, in consideration of the Employment Agreement and the mutual provisions hereof, agree as follows:

         Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Sterling shall be submitted to and resolved by final and binding arbitration.

         Sterling and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Sterling, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

         This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Sterling, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act ("ERISA"), the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Sterling. However, ERISA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

         I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Commission, the National Labor Relations Board, the Immigration and Naturalization Service, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the

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outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

         This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

         Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Sterling, or where I was so employed at the time of termination.

         In order to initiate arbitration, Sterling or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Sterling shall be sent to my last known residence address as reflected in my personnel file at Sterling. Notice of arbitration initiated by me shall be sent to Sterling c/o the Chief Executive Officer.

         Within thirty (30) days after receipt of notice of arbitration, Sterling and I will attempt to agree upon a mutually acceptable arbitrator. If Sterling and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association ("AAA"). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

         At the request of either Sterling or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

         During the arbitration process, Sterling and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

         Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of two (2) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of

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



such documents and providing for return of documents produced after the arbitration is concluded.

         Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought. At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the post-hearing brief shall be set by the arbitrator.

         I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Sterling has that same right. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party's request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

         Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Sterling will advance any required administrative or arbitrator's fees. Each party will pay its own witness fees.

         At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

         We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

         This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

         Because of the interstate nature of Sterling's business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C.
Section 1 et seq. (the "FAA"). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Sterling that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

         We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

         This Binding Arbitration Agreement shall remain in full force and effect at all times during and subsequent to my employment with Sterling, or any successor in interest to Sterling.

                                            STERLING FINANCIAL CORPORATION

                                            By
                                              ----------------------------------
                                              NED M. BARNES
                                              Secretary

                                            EMPLOYEE:
                                                     ---------------------------

                                       12